Exhibit 99.1

Amplify Energy Announces Third Quarter 2022 Results and Issues Updated Guidance

HOUSTON, November 1, 2022—Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today its operating and financial results for the third quarter of 2022 and updated its full-year 2022 guidance.

Key Highlights

●	During the third quarter of 2022, the Company:
o	Achieved average total production of 21.0 MBoepd
o	Generated net cash provided by operating activities of $18.9 million and net income of $47.2 million
o	Delivered Adjusted EBITDA of $30.8 million
o	Generated $17.0 million of free cash flow
●	As of October 28, 2022, net debt was $179 million, consisting of $205 million outstanding under the revolving credit facility and $26 million of cash on hand
oNet Debt to Last Twelve Months (“LTM”) EBITDA of 2.2x1
●	Southern California Release Incident (the “Incident”) Updates:
o	Pipeline repair operations are currently underway, and the Company expects to safely repair and restart the pipeline by the end of the first quarter of 2023
o	On October 1, 2022, the Company announced that it had received the U.S. Army Corps of Engineers Nationwide Permit 12 to proceed with the permanent repair plans which were previously reviewed and approved by federal pipeline safety regulators earlier this year
o	On August 26, 2022 and September 8, 2022, respectively, Amplify announced that it had reached agreements to resolve all federal and state criminal matters involving the Company and its subsidiaries arising from the Incident; the courts have approved those agreements
o	On August 25, 2022, Amplify announced that it had reached an agreement in principle, which is subject to court approval, to settle all civil claims against Amplify and its subsidiaries, which will be funded under the Company’s insurance policies
(1)	Net debt as of October 28, 2022, and LTM EBITDA as of the third quarter of 2022

Martyn Willsher, Amplify’s President and Chief Executive Officer, commented, “We are excited to report that operations are currently underway to repair the sections of our pipeline that were damaged by anchor strikes from two shipping vessels in 2021. As we have previously announced, we have resolved all federal and state criminal matters and have reached an agreement in principle with the plaintiffs in the class action to resolve all civil matters against Amplify and its subsidiaries. With the resolution of these matters substantially complete, we are concentrated on safely repairing the damaged pipeline and working with regulators to promptly receive the required approvals to restart our pipeline and bring the Beta field back online.”

Mr. Willsher concluded, “Amplify performed well operationally and financially during the third quarter. We increased production, reduced operating expenses, and improved cash margins, which allowed us to further reduce total debt outstanding and improve our leverage metrics. For the remainder of 2022, we remain focused on improving our future free cash flow generation through prudent asset investments and cost optimization of our assets, while delevering our balance sheet.”

Southern California Pipeline Incident

For more information and disclosures regarding the Incident, please see our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the Securities and Exchange Commission (“SEC”).

Key Financial Results

During the third quarter of 2022, Amplify generated $30.8 million of Adjusted EBITDA, an increase of approximately $14.5 million from $16.3 million in the prior quarter. The increase was primarily attributable to higher production, lower operating expenses, timing variances regarding the recognition of loss of production income (“LOPI”) insurance proceeds related to the Incident, and lower third quarter commodity hedge settlement payments. For the third quarter, the Company recognized $13.3 million of LOPI proceeds, which represents three months of LOPI payments, compared to $8.8 million, or two months LOPI payments, for the prior quarter. Amplify will continue to recognize LOPI proceeds at the time they are approved by insurers for the remainder of the policy period or until Beta is returned to full production.

Free cash flow, defined as Adjusted EBITDA less cash interest expense and capital expenditures, was $17.0 million in the third quarter of 2022, compared to negative $0.6 million in the prior quarter and $14.3 million in the first half of the year. The positive change was primarily related to rolling off out-of-the-money commodity hedges, reduced capital expenditures in East Texas and Bairoil and LOPI payment recognition during the third quarter.

	Third Quarter	Second Quarter
$in millions	2022	2022
Net income (loss)	$47.2	$29.2
Net cash provided by operating activities	$18.9	$20.7
Average daily production (MBoe/d)	21.0	20.4
Total revenues	$126.3	$121.8
Adjusted EBITDA (a non-GAAP financial measure)	$30.8	$16.3
Total capital	$9.9	$13.5
Free Cash Flow (a non-GAAP financial measure)	$17.0	$(0.6)

Revolving Credit Facility

As of October 28, 2022, Amplify had net debt of $179 million, consisting of $205 million outstanding under its revolving credit facility and $26 million of cash on hand. Net Debt to LTM EBITDA was 2.2x (net debt as of October 28, 2022 and 3Q22 LTM EBITDA).

The Company’s fall borrowing base redetermination process is currently underway.

Corporate Production and Pricing Update

During the third quarter of 2022, average daily production was approximately 21.0 MBoepd, an increase of 3% from 20.4 MBoepd in the second quarter. The quarter-over-quarter growth was driven primarily by recent development activity in the Eagle Ford, accelerated workovers in Oklahoma and recovery in Bairoil following the annual maintenance turnaround. The Company’s product mix for the quarter consisted of 31% crude oil, 19% NGLs, and 50% natural gas.

Total oil, natural gas and NGL revenues in the third quarter were approximately $112.8 million, before the impact of derivatives, compared to $112.9 million in the prior quarter. The Company realized a loss on commodity derivatives of $40.8 million during the quarter, compared to a $48.6 million net loss during the previous quarter.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil ($/Bbl)		NGLs ($/Bbl)		Natural Gas ($/Mcf)
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	June 30,	September 30,	June 30,	September 30,	June 30,
	2022	2022	2022	2022	2022	2022
Average sales price exclusive of realized derivatives and certain revenue deductions	$89.82	$105.79	$36.56	$43.80	$7.88	$6.87
Realized derivatives	(29.63)	(54.37)	—	0.00	(3.91)	(3.20)

Average sales price with realized derivatives exclusive of certain deductions from revenue	$60.19	$51.42	$36.56	$43.80	$3.97	$3.67
Certain deductions from revenue	—	—	(3.60)	(4.62)	0.11	0.18

Average sales price inclusive of realized derivatives and certain deductions from revenue	$60.19	$51.42	$32.96	$39.18	$4.09	$3.85

Costs and Expenses

Lease operating expenses in the third quarter of 2022 were approximately $32.0 million, or $16.56 per Boe, a decrease of approximately $1.3 million compared to $33.3 million, or $17.91 per Boe, in the second quarter. The decrease was primarily due to lower workover expense projects at Bairoil.

Severance and Ad Valorem taxes in the third quarter were approximately $9.2 million, an increase of $0.6 million compared to $8.6 million in the previous quarter. On a percentage basis, Amplify paid approximately 8.1% of total oil, NGL and natural gas sales revenue in taxes this quarter compared to 7.6% in the previous quarter.

Amplify incurred $7.5 million, or $3.87 per Boe, of gathering, processing and transportation expenses in the third quarter of 2022, compared to $7.3 million, or $3.92 per Boe, in the prior quarter.

Third quarter cash G&A expenses were $6.1 million, a decrease of $1.6 million from $7.7 million in the second quarter of 2022, primarily attributable to lower professional and advisor fees.

Depreciation, depletion and amortization expense for the third quarter totaled $6.3 million, or $3.25 per Boe, compared to $5.9 million, or $3.16 per Boe, in the prior quarter.

Net interest expense was $4.0 million this quarter, an increase of $0.9 million from $3.1 million in the second quarter of 2022.

Amplify had an effective tax rate of 0% and did not record an income tax expense or benefit for the third quarter of 2022.

Capital Spending Update

Cash capital spending during the third quarter of 2022 was approximately $9.9 million, a $3.6 million decrease from $13.5 million in the prior quarter. The majority of the capital expenditures in the third quarter was related to non-operated development activity in the Eagle Ford, facility maintenance at Bairoil and Beta, and accelerated workover activity in Oklahoma to capitalize on current commodity prices.

The following table details Amplify’s capital incurred during the quarter and year-to-date:

	Third Quarter	Year to Date
	2022 Capital	Capital
	Spend ($ MM)	Spend ($ MM)
Oklahoma	$5.1	$10.7
Rockies (Bairoil)	$0.9	$4.3
Southern California (Beta)	$1.2	$2.9
East Texas / Northern Louisiana	$0.6	$5.8
Eagle Ford (Non-Op)	$2.1	$6.5
Total Capital Spent	$9.9	$30.2

Asset Operational Update and Statistics

Oklahoma:

●Production: 625 MBoe; 6.8 MBoepd
●	Commodity Mix: 20% oil, 28% NGLs, 52% natural gas
●LOE: $5.3 million; $8.48 per Boe
●Capex: $5.1 million

Amplify’s operating strategy in Oklahoma remains focused on prioritizing a stable free cash flow profile and managing production through an active workover program. The Company continued the accelerated workover program initiated earlier in the year, maintaining three workover rigs focused on rod-lift conversions and ESP optimizations. These highly accretive projects reduce future operating expenses and downtime, while generating attractive returns in the current pricing environment. As a result, production in the third quarter increased 5% and 14% from the second and first quarters, respectively.

Rockies (Bairoil):

●Production: 332 MBoe; 3.6 MBoepd
●	Commodity Mix: 100% oil
●LOE: $12.3 million; $37.07 per Boe
●Capex: $0.9 million

Bairoil’s processing facilities returned to normal operating levels after completion of the annual maintenance turnaround last quarter, resulting in increased production and lower operating expenses in the third quarter. Amplify intends to continue using new technologies, along with targeted workover activity and well stimulations, to drive further operational improvements and efficiencies at Bairoil.

Southern California (Beta):

●Production: 0 MBoe; 0.0 MBoepd
●	Commodity Mix: 100% oil
●LOE: $6.7 million
●Capex: $1.2 million

As previously disclosed, all of the Company’s production and pipeline operations at the Beta field have been suspended. Amplify remains focused on repairing and restarting the pipeline as soon as practicable. In anticipation of returning the field to production, the Company is also completing certain facilities projects.

East Texas and North Louisiana:

●Production: 5.1 Bcfe; 55.3 MMcfepd (848 MBoe; 9.2 MBoepd)
●	Commodity Mix: 5% oil, 20% NGLs, 75% natural gas

●LOE: $6.2 million; $1.22 per Mcfe ($7.29 per Boe)
●Capex: $0.6 million

Amplify’s East Texas operating strategy continues to focus on prudent management of production by prioritizing high-return workover projects and opportunistically participating in non-operated development opportunities. The Company’s production during the third quarter benefitted from the 3 gross (0.6 net) non-operated development wells that were brought online late in the second quarter. Amplify is actively pursuing additional opportunities to bolster future free cash flow generation.

Non-Operated Eagle Ford:

●Production: 130 MBoe; 1.4 MBoepd
●	Commodity Mix: 80% oil, 10% NGLs, 10% natural gas
●LOE: $1.5 million; $11.58 per Boe
●Capex: $2.1 million

Amplify continues to opportunistically participate in attractive non-operated Eagle Ford development and recompletion projects as they arise. Quarter-over-quarter production increased 25% as a result of wells completed late in the second quarter, which exceeded internal expectations. We are currently participating in 11 gross (1.0 net) new development projects, including two recompletion projects, which are projected to be on-line in the first quarter of 2023.

2022 Guidance Update

The following guidance is subject to the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. Amplify's updated 2022 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. The guidance below does not assume Beta returns to production in 2022.

A summary of the guidance is presented below:

	FY 2022E (5)(6)
	Low		High
Net Average Daily Production
Oil (MBbls/d)	6.2	—	6.5
NGL (MBbls/d)	3.6	—	4.0
Natural Gas (MMcf/d)	61.0	—	63.5
Total (MBoe/d)	20.0	—	21.0

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$(3.00)	—	$(3.50)
NGL Realized Price (% of WTI NYMEX)	35%	—	40%
Natural Gas Realized Price (% of Henry Hub)	95%	—	100%

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.50	—	$0.60
NGL ($ / Bbl)	$4.80	—	$5.20
Natural Gas ($ / Mcf)	$0.80	—	$1.00
Total ($ / Boe)	$3.50	—	$4.00

Average Costs
Lease Operating ($ / Boe)	$17.00	—	$18.00
Taxes (% of Revenue) (1)	7.5%	—	8.5%
Recurring Cash General and Administrative ($ / Boe) (2)	$3.50	—	$3.75

Adjusted EBITDA ($ MM) (3)	$90	—	$100
Cash Interest Expense ($ MM)	$14	—	$16
Capital Expenditures ($ MM)	$35	—	$40
Free Cash Flow ($ MM) (4)	$45	—	$55

(1) Includes production, ad valorem and franchise taxes

(2) Recurring cash general and administrative cost guidance excludes reorganization expenses and non-cash compensation

(3) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of Adjusted EBITDA, a non-GAAP measure

(4) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of free cash flow, a non-GAAP measure

(5) Excludes production from our Southern California (Beta) asset

(6) Amplify believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require Amplify to predict the timing and likelihood of future transactions and other items that are difficult to accurately predict. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

Hedging Update

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed, floor and ceiling prices at which production is hedged for October 2022 through December 2023, as of November 1, 2022:

	2022	2023
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	695,000
Weighted Average Fixed Price ($)	$2.56

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	775,000	1,160,000
Weighted Average Ceiling Price ($)	$3.44	$5.92
Weighted Average Floor Price ($)	$2.56	$3.49

Oil Swaps:
Average Monthly Volume (Bbls)	57,000	55,000
Weighted Average Fixed Price ($)	$48.27	$57.30

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	15,000
Weighted Average Ceiling Price ($)	$71.00
Weighted Average Floor Price ($)	$60.00

Three-way collars
Average Monthly Volume (Bbls)	89,000	30,000
Weighted Average Ceiling Price ($)	$55.55	$67.15
Weighted Average Floor Price ($)	$42.92	$55.00
Weighted Average Sub-Floor Price ($)	$32.58	$40.00

Amplify posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which Amplify expects to file with the SEC on November 1, 2022.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, federal waters offshore Southern California, East Texas / North Louisiana, and the Eagle Ford. For more information, visit www.amplifyenergy.com.

Conference Call

Amplify will host an investor teleconference tomorrow at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the call by dialing (800) 267-6316 at least 15 minutes before the call begins and providing the Conference ID: AEC3Q22. A telephonic replay will be available for fourteen days following the call by dialing (800) 654-1563 and providing the Access Code: 10110635.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the ongoing impact of the oil incident that occurred off the coast of Southern California resulting from the Company’s pipeline operations at the Beta field, the Company’s evaluation and implementation of strategic alternatives; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs, including further or sustained declines in commodity prices; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including escalating tensions between Russia and Ukraine and the potential destabilizing effect such conflict may pose for the European continent or the global oil and natural gas markets and effects of inflation; the impact of legislation and governmental regulations, including those related to climate change and hydraulic fracturing; and the occurrence or threat of epidemic or pandemic diseases, including the COVID-19 pandemic, or any government response to such occurrence or threat. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-K and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, free cash flow and net debt. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; depreciation, depletion and amortization; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; acquisition and divestiture related costs; share-based compensation expenses; exploration costs; loss on settlement of AROs; bad debt expense; pipeline incident settlement; and pipeline incident loss. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash interest expense and capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to free cash flow are net income and net cash provided by operating activities.

Net debt. Amplify defines net debt as the total principal amount drawn on the revolving credit facility less cash and cash equivalents. The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.

Contacts

Jason McGlynn – Chief Financial Officer

(832) 219-9055

jason.mcglynn@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2022	June 30, 2022
Revenues:
Oil and natural gas sales	$112,812	$112,878
Other revenues	13,487	8,899
Total revenues	126,299	121,777

Costs and Expenses:
Lease operating expense	32,048	33,285
Pipeline incident loss	2,606	5,092
Pipeline incident settlement	12,000	—
Gathering, processing and transportation	7,483	7,281
Exploration	—	10
Taxes other than income	9,152	8,623
Depreciation, depletion and amortization	6,296	5,864
General and administrative expense	6,965	8,628
Accretion of asset retirement obligations	1,773	1,749
Realized (gain) loss on commodity derivatives	40,771	48,596
Unrealized (gain) loss on commodity derivatives	(44,071)	(30,025)
Other, net	93	396
Total costs and expenses	75,116	89,499
Operating Income (loss)	51,183	32,278

Other Income (Expense):
Interest expense, net	(3,974)	(3,084)
Other income (expense)	25	26
Total Other Income (Expense)	(3,949)	(3,058)

Income (loss) before reorganization items, net and income taxes	47,234	29,220

Reorganization items, net	—	—
Income tax benefit (expense)	—	—
Net income (loss)	$47,234	$29,220

Earnings per share:
Basic and diluted earnings (loss) per share	$1.17	$0.73

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2022	June 30, 2022
Oil and natural gas revenue:
Oil Sales	$54,394	$58,918
NGL Sales	11,704	13,604
Natural Gas Sales	46,714	40,356
Total oil and natural gas sales - Unhedged	$112,812	$112,878

Production volumes:
Oil Sales - MBbls	606	557
NGL Sales - MBbls	355	347
Natural Gas Sales - MMcf	5,844	5,725
Total - MBoe	1,935	1,858
Total - MBoe/d	21.0	20.4

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$89.82	$105.79
NGL - per Bbl	$32.96	$39.18
Natural gas - per Mcf	$7.99	$7.05
Total - per Boe	$58.31	$60.74

Average unit costs per Boe:
Lease operating expense	$16.56	$17.91
Gathering, processing and transportation	$3.87	$3.92
Taxes other than income	$4.73	$4.64
General and administrative expense	$3.60	$4.64
Depletion, depreciation, and amortization	$3.25	$3.16

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	September 30, 2022	June 30, 2022
Assets
Cash and Cash Equivalents	$10,944	$16,691
Accounts Receivable	78,929	77,808
Other Current Assets	16,502	15,724
Total current assets	$106,375	$110,223

Net Oil and Gas Properties	$333,689	$329,667
Other Long-Term Assets	18,118	16,641
Total assets	$458,182	$456,531

Liabilities
Accounts Payable	$25,034	$34,969
Accrued Liabilities	59,888	48,904
Other Current Liabilities	70,306	104,460
Total current liabilities	$155,228	$188,333

Long-term debt	$205,000	$215,000
Asset Retirement Obligation	107,358	105,354
Other Long-Term Liabilities	25,919	31,235
Total liabilities	$493,505	$539,922

Shareholders' Equity
Common Stock & APIC	$431,914	$431,080
Warrants	—	—
Accumulated Earnings (Deficit)	(467,237)	(514,471)
Total Shareholders' Equity	$(35,323)	$(83,391)

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2022	June 30, 2022
Net cash provided by (used in) operating activities	$18,934	$20,677
Net cash provided by (used in) investing activities	(14,639)	(9,067)
Net cash provided by (used in) financing activities	(10,042)	(10,524)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2022	June 30, 2022
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$18,934	$20,677
Changes in working capital	(6,801)	(13,582)
Interest expense, net	3,974	3,084
Gain (loss) on interest rate swaps	87	286
Cash settlements paid (received) on interest rate swaps	(171)	93
Amortization and write-off of deferred financing fees	(133)	(203)
Exploration costs	—	10
Acquisition and divestiture related costs	—	36
Plugging and abandonment cost	254	785
Pipeline incident loss	2,606	5,092
Pipeline incident settlement	12,000	—
Adjusted EBITDA:	$30,750	$16,278

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$30,750	$16,278
Less: Cash interest expense	3,857	3,357
Less: Capital expenditures	9,899	13,481
Free Cash Flow:	$16,994	$(560)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2022	June 30, 2022
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$47,234	$29,220
Interest expense, net	3,974	3,084
Depreciation, depletion and amortization	6,296	5,864
Accretion of asset retirement obligations	1,773	1,749
(Gains) losses on commodity derivatives	(3,300)	18,571
Cash settlements received (paid) on expired commodity derivative instruments	(40,771)	(48,596)
Acquisition and divestiture related costs	—	36
Share-based compensation expense	850	856
Exploration costs	—	10
Loss on settlement of AROs	93	396
Bad debt expense	(5)	(4)
Pipeline incident loss	2,606	5,092
Pipeline incident settlement	12,000	—
Adjusted EBITDA:	$30,750	$16,278

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$30,750	$16,278
Less: Cash interest expense	3,857	3,357
Less: Capital expenditures	9,899	13,481
Free Cash Flow:	$16,994	$(560)